Exhibit 10.28

LOAN AGREEMENT

This agreement is made and entered into this 14th day of January, 2008 by and between POET, LLC (hereinafter referred to as “Lender”) and POET Biorefining - Chancellor (hereinafter referred to as “Borrower”);

Lender agrees to loan, under the terms stated herein, four million US dollars ($4,000,000) to Borrower.

For value received, Borrower agrees to pay to Lender, the principal sum listed above on or before February 13, 2008.  Borrower further agrees to pay interest on the outstanding principal balance from the date that the loan proceeds are disbursed until such time that the entire principal balance is repaid, at an annual rate of 9.25 percent calculated on the unpaid principal balance on an annual (365 day) basis. Any Borrower payment will first be applied to accrued interest, with any remaining amount applied to the unpaid principal balance.

Lender and Borrower both agree that there are no other terms or oral promises not contained in this written agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above,

LENDER:	POET, LLC
By	/s/ Dan Loveland
Title:	CFO

BORROWER:	POET Biorefining — Chancellor
By	/s/ Darrin Ihnen
Title:	President